Exhibit 2.6

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

JJB INVESTMENT COMPANY, LLC

This Limited Liability Company Operating Agreement (this “Agreement”) of JJB Investment Company, LLC, a Delaware limited liability company (the “Company”), is made as of May 6, 2021 by Investment Grade R.E. Income Fund, L.P., a Delaware limited partnership, as the sole member of the Company (the “Member”).

A. The Company was formed as a limited liability company on April 13, 2021, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (the “Act”).

B. The Member agrees that the membership in and the management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member hereby declares the following to be the Agreement of the Company:

1. Organization

1.1 Company Name. The name of the limited liability company formed hereby shall be JJB Investment Company, LLC.

1.2 Purpose. Notwithstanding any provision hereof to the contrary, the following shall govern: The nature of the business and of the purposes to be conducted and promoted by the limited liability company, is to engage solely in the following activities:

(a) to own that certain parcel of real property, together with all improvements located thereon, in the Village of Menomonee Falls, State of Wisconsin, commonly known as N95W18000 Appleton Avenue (the “Property”);

(b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property; and

(c) to exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

1.3 Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be at such location as the Member may designate from time to time.

1

(b) Registered Agent. The name of the registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

1.4 Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance Section 8 (Dissolution and Winding Up).

1.5 Qualification in Other Jurisdictions. The Company may register in any other jurisdiction upon the approval of the Member.

1.6 Bank Accounts. All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Member. Withdrawals from such accounts shall require the signature of such person or persons as the Member may designate.

2. Member.

2.1 Member. The name and address of the Member is as follows:

Investment Grade R.E. Income Fund, L.P.

831 State Street, Suite 280

Santa Barbara, CA 93101

2.2 Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

2.3 Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

3. Management.

3.1 Authority; Powers and Duties of the Manager. IGRE Capital Holdings, LLC (“Manager”) shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Manager on behalf of the Company shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

2

3.2 Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

4. Liability of Member; Indemnification.

4.1 Liability of Member. To the fullest extent permitted under the Act, no Member, whether acting as a Member, or in any other capacity, shall be liable for any debts, obligations or liabilities of the Company or each other, whether arising in tort, contract or otherwise, solely by reason of being a Member.

4.2 Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity in which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 4.2 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

5. Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

6. Tax Status; Income and Deductions.

6.1 Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

6.2 Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

7. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

8. Dissolution and Winding Up.

8.1 The Company shall be dissolved on the first to occur of the following events: (a) the decision of the Member to dissolve the Company; or (b) any other event or circumstance giving rise to the dissolution of the Company under the Act, unless the Company’s existence is continued pursuant to the Act.

3

8.2 Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

8.3 In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

9. Accounts and Records.

9.1 Records and Accounting. Proper and complete records and books of accounting of the business of the Company, including a list of names, address and interest of the Member, shall be maintained at the Company’s principal place of business.

9.2 Fiscal Year End. The fiscal year end shall be December 31.

10. Reliance by Third Parties. Any person or entity dealing with the Company may rely upon a certificate signed by the Member or the Manager of the Company, or signed by any Secretary or Assistant Secretary of the Company as to:

10.1 The persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; and

10.2 The persons who or entities which are authorized to take any action or refrain from taking any action as to any matter whatsoever involving the Company.

11. General Provisions.

11.1 Governing Law. This Agreement and all the rights and remedies thereunder, shall be governed by and construed under the laws of the State of Delaware.

11.2 Severability. If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

11.3 Amendments. This Agreement may be altered, amended, or repealed only by a writing signed by the Member.

4

12. Single Purpose Entity/Separateness.

12.1 Notwithstanding anything to the contrary contained herein, for so long as that certain first mortgage loan (“Loan”) with UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (together with its successors and assigns, collectively, “Lender”) to Company, pursuant to that certain Loan Agreement (the “Loan Agreement”) by and between Company and Lender, remains outstanding, in the event of any conflict between the provisions contained in this Section 12 and the other provisions of this Agreement, the provisions of this Section 12 shall control and govern. All capitalized terms within this Section 12 shall have the meaning ascribed to them in that certain Loan Agreement.

12.2 Company has complied since the date of its formation with the following requirements, and shall comply with such requirements for so long as the Loan shall remain outstanding:

(a) Company (i) has been organized solely for the purpose of acquiring, owning, managing and operating the Property, entering into and performing its obligations under the Loan Documents, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (ii) has not owned, does not own, and will not own any asset or property other than (A) the Property, and (B) incidental personal property necessary for the ownership, management or operation of the Property.

(b) Company has not engaged and will not engage in any business or activity other than the acquisition, ownership, management and operation of the Property and Company will conduct and operate its business as presently conducted and operated.

(c) Company has not entered and will not enter into any contract or agreement with any Affiliate of Company, any constituent party of Company or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than those that would be available on an arm’s-length basis from an unrelated third party.

(d) Company has not incurred and will not incur any Indebtedness other than (i) the Debt and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding one percent (1%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to clause (ii) shall be (A) outstanding not more than sixty (60) days and (B) incurred in the ordinary course of business. No Indebtedness, other than the Debt, may be secured (senior, subordinate or pari passu) by the Property.

(e) Company has not made and will not make any loans or advances to any other Person (including any Affiliate of Company, any constituent party of Company or any Affiliate of any constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates.

(f) Company has been, is, and will remain solvent and Company has paid its debt and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same became due and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due.

5

(g) (i) Company has done or caused to be done, and will do and cause to be done, all things necessary to observe its organizational formalities and preserve its existence, (ii) Company has not terminated or failed to comply with, will not terminate or fail to comply with the provisions of its Organizational Documents, (iii) Company has not amended, modified or otherwise changed its Organizational Documents and (iv) unless (A) Lender has consented in writing and (B) following a Securitization of the Loan, the Rating Agencies have issued a Rating Agency Confirmation in connection therewith, Company will not amend, modify or otherwise change its Organizational Documents.

(h) Company has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Company’s assets have not been listed as assets on the financial statement of any other Person; provided, however, that Company’s assets may have been included in a consolidated financial statement of its Affiliates; provided that, if applicable, (i) appropriate notation were made on such consolidated financial statements to indicate the separateness of Company and such Affiliates and to indicate that Company’s assets and credit were not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets were listed on Company’s own separate balance sheet. Company’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Company’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Company and such Affiliates and to indicate that Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on Company’s own separate balance sheet. Company has filed and shall file its own tax returns (to the extent Company was or is required to file any tax returns) and has not filed and shall not file a consolidated federal income tax return with any other Person. Company has maintained and shall maintain its books, records, resolutions and agreements as official records.

(i) Company (i) has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Company or any constituent party of Company), (ii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity, (iii) has conducted and shall conduct business in its own name, (iv) has not identified and shall not identify itself or any of its Affiliates as a division or department or part of the other and (v) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name.

(j) Company has maintained and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k) Neither Company nor any constituent party of Company has sought or will seek or effect the division, liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Company, any sale or other transfer of all or substantially all of its assets or any sale or other transfer outside the ordinary course of business.

6

(l) Company has not commingled and will not commingle funds or other assets of Company with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m) Company has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Company did not assume, guarantee or become obligated for the debts or obligations of any other Person and did not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person. Company will not assume, guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.

(o) Intentionally omitted.

(p) Intentionally omitted.

(q) As long as any portion of the Debt remains outstanding, upon the occurrence of any event that causes the Member to cease to be a member of Company (other than (i) upon an assignment by Member of all of its limited liability company interests in Company and the admission of the transferee, if permitted pursuant to the Organizational Documents of Company and the Loan Documents, or (ii) the resignation of Member and the admission of an additional member of Company, if permitted pursuant to the Organizational Documents of Company and the Loan Documents), Laura S. Levy shall, without any action of any Person and simultaneously with Member ceasing to be a member of Company, automatically be admitted as a member of Company (a “Special Member”) and shall preserve and continue the existence of Company without dissolution. For so long as any portion of the Debt is outstanding, no Special Member may resign or transfer its rights as a Special Member unless a successor Special Member has been admitted to Company as a Special Member.

(r) As long as any portion of the Debt remains outstanding, except as expressly permitted pursuant to the terms of the Loan Documents, (i) Member may not resign, and (ii) no additional member shall be admitted to Company.

7

(s) As long as any portion of the Debt remains outstanding: (i) Company shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Company or the occurrence of any other event which terminates the continued membership of the last remaining member of Company in Company unless the business of Company is continued in a manner permitted by its operating agreement or the Act, or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (ii) upon the occurrence of any event that causes the last remaining member of Company to cease to be a member of Company or that causes Member to cease to be a member of Company (other than (A) upon an assignment by Member of all of its limited liability company interests in Company and the admission of the transferee, if permitted pursuant to the Organizational Documents of Company and the Loan Documents, or (B) the resignation of Member and the admission of an additional member of Company, if permitted pursuant to the Organizational Documents of Company and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Company, agree in writing (1) to continue the existence of Company, and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Company, effective as of the occurrence of the event that terminated the continued membership of such member in Company; (iii) the bankruptcy of Member or a Special Member shall not cause such Member or Special Member to cease to be a member of Company and upon the occurrence of such event, the business of Company shall continue without dissolution; (iv) in the event of the dissolution of Company, Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets and properties in an orderly manner), and its assets and properties shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (v) to the fullest extent permitted by applicable law, each of Member and Special Members shall irrevocably waive any right or power that they might have to cause Company or any of its assets or properties to be partitioned, to cause the appointment of a receiver for all or any portion of the assets or properties of Company, to compel any sale of all or any portion of the assets or properties of Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the division, dissolution, liquidation, winding up or termination of Company.

(t) Company hereby covenants and agrees that it will comply with or cause the compliance with all of the representations, warranties and covenants in this Section 12, and all of the Organizational Documents of Company.

(u) Company has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.

(v) Company has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations.

(w) Company has compensated and shall compensate each of its consultants and agents from its funds for services provided to it. Company has paid and shall pay from its assets all obligations of any kind incurred.

(x) Company has not taken any Material Action. Without the unanimous consent of all of its directors or managers, as applicable, will not take any Material Action.

(y) Company has maintained and will maintain an arm’s-length relationship with its Affiliates.

8

(z) Company has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(aa) Except in connection with the Loan, Company has not pledged and will not pledge its assets or properties for the benefit of any other Person.

(bb) Company has had, has and will have no obligation to indemnify its directors, managers, officers, members or Special Members, as the case may be, or, if applicable, has such an obligation that is fully subordinated to the Debt and that will not constitute a claim against Company if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(cc) Company will not: (i) divide, dissolve, merge, liquidate, wind-up, or consolidate, in whole or in part; (ii) sell, transfer, dispose, or encumber (except in accordance with the Loan Documents) all or substantially all of its assets or properties or acquire all or substantially all of the assets or properties of any other Person; or (iii) engage in any other business activity, or amend its Organizational Documents with respect to any of the matters set forth in this Section 12, without the prior consent of Lender in its sole discretion.

(dd) Company will consider the interests of Company’s creditors in connection with all actions.

(ee) Company has not had and, except in connection with the Loan, does not have and will not have any of its obligations guaranteed by any Affiliate.

[Signature Page to Follow]

9

IN WITNESS WHEREOF, the Member and Manager have executed or caused to be executed this Limited Liability Company Operating Agreement on the day and year first above written.

MEMBER:

INVESTMENT GRADE R.E. INCOME FUND, L.P.,
a Delaware limited partnership

By:	IGRE Capital Holdings, LLC,
a California limited liability company
its General Partner

By:	/s/ William Levy
Name:	William Levy
Title:	Manager

MANAGER:

IGRE CAPITAL HOLDINGS, LLC
a California limited liability company

By:	/s/ William Levy
Name:	William Levy
Title:	Manager

SPECIAL MEMBER:

/s/ Laura Levy
LAURA S. LEVY, an individual

S-1